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Exhibit 23.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement (No.333-144889) on Form S-4 (Amendment No. 3) of Echo Healthcare Acquisition Corp. of our report dated June 12, 2007 relating to our audits of the financial statements of Adler Veterinary Group, Inc. as of December 31, 2006 and November 30, 2006, 2005 and 2004, and one month period ended December 31, 2006 and the years ended November 30, 2006, 2005, and 2004, respectively.

We also consent to the reference to our firm under the captions “Experts” in this Prospectus.

/S/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Santa Ana, California
November 6, 2007